Exhibit 10.1

June 24, 2014

Julie Shiflett

Dear Julie:

We would like to extend to you this retention agreement (“Retention Agreement”) with Red Lion Hotels Corporation (the “Company”) under the terms and conditions outlined below.

Employment, Retention Bonus and Accelerated Vesting

The Company desires for you to remain employed at your current rate of pay through December 31, 2014 (“Separation Date”), initially in the position of Executive Vice President, Chief Financial Officer, and, upon the Company hiring a new Chief Financial Officer, in the position of Executive Vice President of Finance, and is therefore offering this Retention Agreement as an incentive for your continued employment. If you remain an active employee through the Separation Date and meet the additional conditions set forth in this Retention Agreement, or if you are terminated by the Company during the Retention Period without Cause (defined below), you will (i) continue to receive payment of your salary at your current rate of pay and your standard benefits through December 31, 2014; (ii) receive a payout in an amount equal to the value of your earned and accrued vacation; (iii) receive a retention bonus (“Retention Bonus”) in an amount equal to $125,000; and (iv) the vesting on any unvested restricted stock units in the Company (“RSUs”) you then have shall be accelerated and fully vested.

The President & CEO, in his sole discretion, may authorize an earlier Separation Date, in which case you would receive the payments and benefits described in items (i), (ii), (iii) and (iv) in the preceding paragraph, provided that all other conditions of this Retention Agreement are met.

Your current benefits will remain the same until the Separation Date, at which time you will be offered COBRA. For purposes of this Retention Agreement, the time period from the effective date of this Retention Agreement to the Separation Date shall constitute the “Retention Period.” During the Retention Period, you will continue to satisfactorily perform your job duties. Nothing in this Retention Agreement modifies your “at will” employment status. Your employment with the Company continues to be “at will,” and may be terminated by the Company or you at any time for any reason or for no reason whatsoever.

No Eligibility for Annual Bonus

You will not be eligible to receive any bonus under any Company cash incentive plan for 2014.

Additional Conditions

Eligibility for your Retention Bonus and accelerated vesting of your unvested RSUs is further conditioned on the following:

1)
Separation Agreement. In addition to remaining an employee in good standing throughout the Retention Period, you will execute a Separation Agreement (Exhibit 1) within twenty-one (21) days after the Separation Date to be eligible to receive the Retention Bonus. You shall not be bound by any non-solicitation restrictions with regard to any of Lisa Cook, Melissa Hardaway or Lisa Osburn.

2)
Effect of Resignation, Transfer or Termination for Cause. If you terminate your employment (whether through resignation, job abandonment or the like) during the Retention Period or if your employment is terminated for Cause by the Company during the Retention Period, you will not be entitled to any portion of the Retention Bonus. In such cases, the Company would pay your regular salary through the last day of employment, along with any leave cash-outs or other amounts lawfully owed to you upon termination. For purposes of this Retention Agreement, “Cause” shall mean: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

Prior Agreements or Representations

By signing this Retention Agreement, you acknowledge and agree that no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Retention Agreement have been made to you that are not expressly set forth in this Retention Agreement.

Notwithstanding the foregoing, nothing herein will affect the terms of any employee benefit plan not specifically referenced herein, provided such plan is generally available to officers or employees of the Company.  Specifically, the Retention Bonus and accelerated vesting of your unvested RSUs are in lieu of and are considered severance benefits to which you might otherwise be entitled under the Company’s current severance policy.

Except as set forth below, this Retention Agreement is specifically intended to modify, replace in its entirety and supersede the terms of that certain amended and restated offer letter between you and the Company dated May 21, 2013. Notwithstanding the foregoing,
(1) Nothing in this Retention Agreement modifies, replaces or supersedes the “Severance Benefits” and/or “Upon Change of Control” provisions set forth in the amended and restated offer letter between you and the Company dated May 21, 2013. The “Severance Benefits” and “Upon Change of Control” provisions shall remain in effect through September 1, 2014;
(2) Nothing in this Retention Agreement shall be construed to modify or supersede the Company policies and procedures that are applicable to you, including your obligations with regard to confidential information, business opportunities, inventions, noncompetition and nonsolicitation.

Please call me if you have any questions after reviewing this Retention Agreement. To indicate your acceptance, please sign below and return a copy of this letter to me. I look forward to continuing to work with you and you have my sincere thanks for all your efforts on behalf of the Company.

Sincerely,

____________________________________
Gregory T. Mount
President & CEO

Accepted and agreed:

____________________________________        ____________________________________            Julie Shiflett                        Date

EXHIBIT 1

SEPARATION AGREEMENT

You should thoroughly review and understand the effects of this Agreement before You sign it. Do not sign this Agreement unless You understand all of it.

1.	Definition of Certain Words Used in this Agreement

For purposes of this Agreement, certain words have specific definitions:

•	“Agreement” means this Separation Agreement;

•	“Retention Bonus” means the amount referenced in the agreement identified as the “Retention Agreement” entered into by You and the Company on June ___, 2014;

•
“Confidential Information” means any secret, privileged, or private information or materials in any form concerning the Releasees or the Company’s clients, such as the Company’s past, current, or future business plans, finances, strategies, or transactions, and specifically includes the terms of this Agreement (except as provided in Section 5); “Confidential Information” does not include any information that is generally known to the public or industry, other than because You or another current or former employee did not keep the information a secret;

•	“Company” means Red Lion Hotels Corporation.

•	“Release” or “Releasing” means that You waive or give up Your right to pursue the claims as described.

•
“Releasees” means the Company and all of its related or affiliated companies and all of their respective current and former owners, partners, limited partners, members, shareholders, directors, officers, employees, and agents, and all successors of these entities or individuals.

•	“Company Contact” or “Company Contact Information” means:

Karla Gehlen
SVP Human Resources
Red Lion Hotels Corporation
201 W. North River Drive, Suite 100
Spokane, WA 99201
Telephone: 509-777-6350
Email: Karla.Gehlen@redlion.com

•	“You” and “Your” means Julie Shiflett and anyone acting as Your representative, successor, or heir.

2.	What You Will Receive for Signing and Complying with the Terms of this Agreement

Pursuant to the Retention Agreement, the Company will accelerate the vesting of your unvested Company RSUs (as defined in the Retention Agreement) and pay You the total gross amount of One Hundred and Twenty-Five Thousand Dollars and 00/100 dollars ($125,000), less applicable tax withholdings and other required deductions on the eighth (8th) day following your execution of this Agreement, provided you have not previously exercised your seven (7) day right to revoke this Agreement as set forth in Section 8 below.

3.	Your Promises to the Company

In offering You the payments and benefits of this Agreement, the Company is relying upon Your promise to comply with all terms of this Agreement, as well as Your representation or promise that

•
You have returned all Company property in your possession or control; this includes all keys, electronic devices, files, and equipment, all records and materials generated or collected by you during the course of your employment, all electronic data, and all Confidential Information.

4.	What You are Releasing by Signing this Agreement

By signing this Agreement You Release all actual and potential claims that You may have against the Releasees, except for those matters specifically identified in Section 5 below. The actual and potential claims You are Releasing include, without limitation:

•	all claims against Releasees whether or not related to Your employment with Company or the termination of Your employment;

•
all claims arising under any federal, state, or local law or regulation concerning employment, including, but not limited to laws or regulations: (1) prohibiting various forms of discrimination or harassment (including the Age Discrimination in Employment Act of 1967, as amended); (2) requiring or permitting leaves of absence; (3) requiring or governing benefits (including the Employee Retirement Income Security Act of 1974); and (4) governing hours worked and wages to be paid except as set forth in the Retention Agreement;

•	all claims based on contract, tort, or any other legal theory except as set forth in paragraphs 5 and 6 of this Agreement; and

•	all claims whether or not You know about them at the time You sign this Agreement except as set forth in paragraphs 5 and 6 of this Agreement.

5.	What You Do Not Release by Signing this Agreement

By signing this Agreement, You do not Release:

•	any claims that may arise after You sign this Agreement;

•	any claims that by law cannot be waived;

•	any claims to vested benefits in the Company’s benefit plans, such as the Company’s 401(k) plan or continued health insurance under COBRA;

•	Your right to enforce this Agreement and to receive the benefits and payments described in this Agreement;

•	Your right to challenge the validity of this Agreement; and

•
Your right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or similar government agency.

Even though You may file a charge or participate in an investigation or proceeding conducted by the EEOC, NLRB, or similar government agency, by signing this Agreement You are agreeing to give up Your right to receive any award, damages, or settlement from any charge, investigation, or proceeding.

6.	Indemnification

Notwithstanding anything to the contrary, the Company shall indemnify, defend and hold You harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys’ fees and expenses) arising out of or relating to any acts, or omissions to act, that were made by You in good faith (and without knowledge that such act or omission was unlawful) on behalf of or during the course of performing services for or at the direction of the Company, or which may be incurred by You in connection with any proceeding in which You may be involved as a party or otherwise by reason of You having been an officer or employee of the Company, to the fullest extent permitted by applicable law. This Agreement does not affect any other rights, if any, You may have under other agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against You by third parties.

7.	You Have 21 Days to Decide Whether to Sign this Agreement

You have the right to take up to 21 days from the date You received this Agreement (regardless of when Your employment ended) to consider this Agreement. If You sign this Agreement before the expiration of the 21-day period, You acknowledge that You knowingly and voluntarily waived the right to use the full 21 days.

8.	You Have 7 Days After You Sign to Revoke this Agreement

This Agreement will not be effective for seven (7) days after You sign it. You may revoke this Agreement during that 7-day period. To revoke this Agreement, You or Your representative must send the Company Contact an email and a written notice via U.S. Mail or private carrier within that 7-day period. If You revoke this Agreement, You will not be entitled to any of the payments or benefits described in this Agreement.

9. You Agree to Cooperate in Various Company Matters

You agree to assist the Company, upon reasonable request, in connection with any business, legal, or other matters related to Your former employment with the Company. The Company will reimburse You for all reasonable, pre-approved in writing, out-of-pocket costs that You incur in assisting the Company and will pay you mutually agreed fees for your assistance.

If You receive a subpoena or are requested to participate in any legal proceedings concerning the Company, You agree to promptly notify the Company Contact via email and to deliver to the Company Contact via U.S. Mail or private carrier a copy of any such subpoena or request. However, the previous sentence does not apply if the subpoena or request concerns Your charge with the EEOC, NLRB, or similar government agency, Your participation in an investigation, or any lawsuit or challenge to this Agreement.

10. You Agree to Forever Keep Secret All Confidential Information

Confidential Information has special value to the Company from not being known or available to others that may benefit from it. Confidential Information is the sole property of the Company. You agree to never use and to forever keep all Confidential Information a secret. You also agree that if You use, communicate, or allow anyone access to Confidential Information it is a serious violation of this Agreement and may lead to legal action against You. Except, however, if You are specifically required by law to communicate Confidential Information, then You may do so but only limited to what must be shared. However, before You communicate, You must notify the Company Contact via telephone and email as soon as you first find out that You may have to share Confidential Information so that the Company can protect its interests, such as by obtaining a court order or agreement restricting the use of the Confidential Information by anyone else.

11. You Agree Not to Solicit Company Employees for the Next 12 Months

You agree that for 12 months after You sign this Agreement You will not directly or indirectly ask, encourage, hire, or in any manner solicit anyone to quit his/her employment with the Company for any purpose whatsoever. Except, this provision does not apply to Lisa Cook, Melissa Hardaway or Lisa Osburn.

12. You Are Responsible for Paying All Taxes

You and the Company intend that any payments or benefits You receive under this Agreement are not considered “deferred compensation” under Internal Revenue Code Section 409A and the related regulations. The Company has not and will not provide You any tax advice. You agree that only You are responsible for all taxes on the payments and benefits you receive from this Agreement, even if the Company does not withhold or deduct the correct amount.

13. Enforcement, Attorneys’ Fees, and Other Miscellaneous Matters

If any part of this Agreement is determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way. However, if Your Release is determined to be unenforceable, the Company may seek to recover to the maximum extent permitted by law the payments that You received under this Agreement.

This Agreement will be governed by the substantive laws of Washington. In the event You or the Company must sue the other to enforce any part of this Agreement, the losing party shall pay the reasonable attorneys’ fees and costs of the party that wins.

By signing this Agreement, You understand any rights You may have with respect to the actual or potential claims You are releasing. You are voluntarily signing this Agreement. You are not signing this Agreement because of any threats, pressure, or stress of any type. You also agree that You will comply with all the terms of this Agreement.

YOU ARE ADVISED TO CONSULT WITH A LAWYER
BEFORE YOU SIGN THIS AGREEMENT

____________________________________        ____________________________________
Your Signature                        Date

____________________________________        ____________________________________            Karla Gehlen, SVP Human Resources            Date